As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-253563

Registration No. 333-236892

Registration No. 333-233149

Registration No. 333-223648

Registration No. 333-210071

Registration No. 333-193795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253563

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236892

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233149

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223648

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210071

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193795

UNDER

THE SECURITIES ACT OF 1933

Dicerna Pharmaceuticals, Inc.

(Exact name of issuer as specified in its charter)

Delaware	20-5993609
(State of incorporation)	(I.R.S. Employer Identification No.)

75 Hayden Ave Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2014 Performance Incentive Plan

Amended and Restated 2016 Inducement Plan

2014 Employee Stock Purchase Plan

2010 Employee, Director and Consultant Equity Incentive Plan

Amended 2007 Employee, Director and Consultant Stock Plan

(Full title of plan)

Bob D. Brown

President

Dicerna Pharmaceuticals, Inc.

75 Hayden Avenue

Lexington, Massachusetts 02421

(617) 621-8097

(Name, address and telephone number of agent for service)

Copies to:

William H. Aaronson

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Dicerna Pharmaceuticals, Inc., a Delaware corporation (“Dicerna”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-253563, filed on February 25, 2021, relating to the registration of 3,787,860 shares of common stock issuable under the Amended and Restated 2014 Performance Incentive Plan; and

•

Registration Statement No. 333-236892, filed on March 4, 2020, relating to the registration of 2,900,000 shares of common stock issuable under the Amended and Restated 2016 Inducement Plan, an additional 715,731 shares of common stock issuable under the 2014 Employee Stock Purchase Plan and an additional 3,578,659 shares of common stock issuable under the Amended and Restated 2014 Performance Incentive Plan; and

•

Registration Statement No. 333-233149, filed on August 8, 2019, relating to the registration of 2,700,000 shares of common stock issuable under the Amended and Restated 2016 Inducement Plan, 682,107 shares of common stock issuable under the 2014 Employee Stock Purchase Plan and 3,410,537 shares of common stock issuable under the Amended and Restated 2014 Performance Incentive Plan; and

•

Registration Statement No. 333-223648, filed on March 14, 2018, relating to the registration of 325,000 shares of common stock issuable under the Amended and Restated 2016 Inducement Plan, 1,107,791 shares of common stock issuable under the 2014 Employee Stock Purchase Plan and 3,619,892 shares of common stock issuable under the Amended and Restated 2014 Performance Incentive Plan; and

•

Registration Statement No. 333-210071, filed on March 10, 2016, relating to the registration of 3,105,271 shares of common stock issuable under the Amended and Restated 2014 Performance Incentive Plan, 240,272 shares of common stock issuable pursuant to stock option awards granted to Pankaj Bhargava on April 16, 2014, 230,000 shares of common stock issuable pursuant to stock option awards granted to Theodore T. Ashburn on December 15, 2014, 24,500 shares of common stock issuable pursuant to stock option awards granted to four new employees on March 31, 2015, 115,500 shares of common stock issuable pursuant to stock option awards granted to four employees of the Company on June 30, 2015, 195,700 shares of common stock issuable under the pursuant to stock option awards granted to six employees of the Company on September 30, 2015, 115,000 shares of common stock issuable pursuant to stock option awards granted to two employees of the Company on December 31, 2015, 250,000 shares of common stock issuable under the 2016 Inducement Plan and 133,864 shares of common stock issued to certain directors prior to Dicerna’s initial public offering upon the exercise by such directors of certain stock options issued pursuant to award agreements under the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan and the Dicerna Pharmaceuticals, Inc. 2010 Employee and the Director and Consultant Equity Incentive Plan; and

•

Registration Statement No. 333-193795, filed on February 6, 2014, relating to the registration of 1,900,000 shares of common stock issuable under the 2014 Performance Incentive Plan, 1,000,000 shares of common stock issuable under the 2014 Employee Stock Purchase Plan, 1,466,522 shares of common stock issuable under the 2010 Employee, Director and Consultant Equity Incentive Plan and 3,150 shares of common stock issuable under the Amended 2007 Employee, Director and Consultant Stock Plan.

On November 17, 2021, Dicerna entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novo Nordisk A/S, a Danish aktieselskab (“Novo”), and NNUS New Research, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Novo (“Purchaser”). Pursuant to the Merger Agreement, on December 28, 2021, Purchaser merged with and into Dicerna with Dicerna surviving the merger as a wholly-owned subsidiary of Novo.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Dicerna has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Dicerna in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Dicerna hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on December 28, 2021.

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Bob D. Brown
Name: Bob D. Brown
Title: President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.